Exhibit 6

DRD AGREES TO SELL 5% INTEREST IN PORGERA GOLD MINE TO MRE

04 February 2004

301/04-jmd

(Johannesburg, South Africa – 4 February 2004 – Durban Roodepoort Deep, Limited (JSE:DUR; NASDAQ:DROOY; ASX:DRD) is pleased to announce that Orogen Minerals (Porgera) Limited, its wholly owned, Papua New Guinea registered subsidiary, which owns 20% of the Porgera Gold Mine mineral tenements (“tenements”), has concluded a transaction with local land owner, Mineral Resources Enga Limited (“MRE”), to sell a 5% direct interest of the tenements to MRE for a purchase price of US$22.521 million with an effective date of 1 January 2004.

MRE currently owns 5% of the tenements. This transaction will reduce DRD’s participation in the gold production from the tenements from 20% to 15%, and increase that of MRE to 10%.

The transaction is subject to a number of conditions precedent, including MRE obtaining necessary regulatory approvals as well as arranging finance. Subject to satisfaction of these conditions precedent, the transaction is scheduled to complete by no later than 30 April 2004.

Further to DRD’s announcement of 14 October 2003 relating to the acquisition of the aforementioned interest from Oil Search, DRD has now satisfied its contractual obligation to Oil Search to “offer a 5% direct interest to MRE on reasonable commercial terms referable to DRD’s acquisition cost of that interest, recognising reasonable transaction costs of the acquisition and on-sale of the 5% direct interest”.

Queries:

South Africa

Investor and Media Relations

Ilja Graulich, Durban Roodepoort Deep, Limited

+27 11 381 7826 (office)

+27 83 604 0820 (mobile)

James Duncan, Russell & Associates

+27 11 880 3924 (office)

+27 82 892 8052 (mobile)

Australasia

Investor and Media Relations

Paul Downie, Porter Novelli

+61 893 861 233 (office)

+61 414 947 129 (mobile)

North America

Investor Relations

Susan Borinelli, Breakstone & Ruth International

+1 646 536 7018 (office)

+1 917 570 8421 (mobile)

Media Relations

Jessica Anderson, Breakstone & Ruth International

+1 646 536 7002 (office)

+1 347 423 5859 (mobile)

United Kingdom/Europe

Investor and Media Relations

Phil Dexter, St James’s Corporate

+44 20 7499 3916 (office)

+44 779 863 4398 (mobile)

DRD is the world’s 9th largest gold producer, with mines in South Africa as well as Australasia, a key target for growth. The company has a track record of success in extending the lives of older mines safely and profitably. For fiscal year 2003, DRD produced 870 000 ounces of gold, up from under 100 000 ounces a year in 1997, when current operations were amalgamated.

DRD has primary listings on the Johannesburg (JSE:DRD) and Australian (ASX:DRD) stock exchanges and secondary listings on NASDAQ (DROOY), the London Stock Exchange and the Paris and Brussels Bourses. Its shares are also traded on the regulated unofficial market of the Frankfurt Stock Exchange and the Berlin

OTC Market.

For more information, please visit www.drd.co.za or www.durbans.com

Some of the information in this media release may contain projections or other forward looking statements regarding future events or other future financial performance. We wish to caution you that these statements are only projections and those actual events or results may differ materially. In reviewing, please refer to the documents that we file from time to time with the SEC, specifically to our annual report on Form 20-F. These documents contain and identify important factors that could cause the actual results to differ materially from those contained in our projections or forward looking statements, including such risks as difficulties in being a marginal producer of gold, changes and reliability of ore reserve estimates, gold price volatility, currency fluctuations, problems in the integration of operations, exploration and mining risks and a variety of risks described in our annual report on Form 20-F. We undertake no obligation to publicly release results of any of these forward looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected results.

Cautionary note to US investors: the United States Securities and Exchange Commission permits mining companies, in their filings with the SEC, to disclose only those mineral deposits that a company can economically and legally extract or produce. We use the term “resources” (which includes “measured”, “indicated”, and “inferred”) in our media releases, which the SEC guidelines strictly prohibit us from including in our filing with the SEC. US investors are urged to consider closely the disclosure in our Form 20-F, File No. 0-28800, available from us at 45 Empire Road, Parktown, Johannesburg, 2193, South Africa. You can also obtain this form from the SEC website at http://www.sec.gov/edgar.shtml